Exhibit 3.1

HARPOON THERAPEUTICS, INC.

AMENDMENT TO

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

8.000% SERIES A REDEEMABLE PREFERRED STOCK

HARPOON THERAPEUTICS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the Corporation is Harpoon Therapeutics, Inc.

SECOND: The date of filing of the original Designation of Preferences, Rights and Limitations of 8.000% Series A Redeemable Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware was March 23, 2023.

THIRD: That this Certificate of Amendment to the Certificate of Designation amends the definition of “Closing Price” in Section 1 thereof to read in its entirety as follows, which amendment was duly adopted on January 7, 2024 by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and duly approved on January 24, 2024 by the Requisite Holders (as defined in the Certificate of Designation) of Series A Preferred Stock of the Corporation.

“Closing Price” means $7.251 (as equitably adjusted to reflect changes in the Corporation’s capitalization from reverse stock splits, stock splits, stock dividends or comparable events that occur after January 26, 2024).

FOURTH: This Certificate of Amendment to the Certificate of Designation shall be effective upon filing with the Secretary of State of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Harpoon Therapeutics, Inc. has caused this Certificate of Amendment to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of January 26, 2024.

HARPOON THERAPEUTICS, INC.

By:	/s/ Julie Eastland
Name: Julie Eastland Title: President and Chief Executive Officer